EXHIBIT 3.3

Share Handling Regulations

Chapter 1 General Provisions

Article 1 (Purpose)

The procedures for the exercise of rights of shareholders and other handling of the shares of the Company shall be governed by these Regulations pursuant to Article 11 of the Articles of Incorporation, as well as relevant provisions stipulated by Japan Securities Depository Center, Inc. (hereinafter referred to as “Center”) and by the account management institutions such as securities companies with which the Shareholders maintain their book-entry transfer accounts (hereinafter referred to as “Securities Companies”).

Article 2 (Administrator of Shareholder Registry)

The administrator of the Shareholder Registry of the Company and handling office shall be as follows:

Administrator of Shareholder Registry:	Sumitomo Mitsui Trust Bank, Ltd. 1-4-1 Marunouchi, Chiyoda-ku, Tokyo

Handling Office:	Stock Transfer Agency Business Planning Dept., Sumitomo Mitsui Trust Bank, Ltd. 4-5-33 Kitahama, Chuo-ku, Osaka

Chapter 2 Recording in the Shareholder Registry, Etc.

Article 3 (Recording in the Shareholder Registry)

1.

Changes to the matters stated in the Shareholder Registry shall be made based on a general shareholders notice or other notice from the Center (excluding notices set forth in Article 154, Paragraph 3 of the Act on Book-Entry Transfer of Corporate Bonds and Shares (hereinafter referred to as “Book-Entry Transfer Act”) (hereinafter referred to as “Individual Shareholder Notice”)).

2.

In addition to the preceding paragraph, if set forth in laws or regulations, such as in cases of issuance of new shares, changes shall be made to the matters stated in the Shareholder Registry without notice from the Center.

3.	Recording in the Shareholder Registry shall be made in such letters and symbols as specified by the Center.

Article 4 (Notification Concerning the Matters to be Stated in the Shareholder Registry)

The shareholders shall notify the Company of their names and addresses through the Securities Companies and the Center in accordance with relevant provisions stipulated by the Center. The same shall apply in cases of any change thereof.

Article 5 (Representative of Corporate Shareholder)

Any shareholder as a corporation shall notify the Company of its representative through Securities Companies and the Center in accordance with relevant provisions stipulated by the Center. The same shall apply in cases of any change thereof.

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Article 6 (Representative of Joint Shareholders)

Shareholders jointly holding shares shall appoint one representative of them and notify the Company of the name and address of such representative through Securities Companies and the Center in accordance with relevant provisions stipulated by the Center. The same shall apply in cases of any change thereof.

Article 7 (Legal Representative)

The legal representative of a shareholder, such as a person with parental authority, guardian, etc., shall notify the Company of his/her name and address through Securities Companies and the Center in accordance with relevant provisions stipulated by the Center. The same shall apply in cases of any change or cancellation thereof.

Article 8 (Notification of Locations Where Shareholders Residing Abroad, etc., Shall Receive Notices)

Shareholders and registered pledgees of shares or their legal representatives residing abroad shall either appoint their standing proxies or specify locations for receiving notices within Japan, and shall notify the Company of the names and addresses of such standing proxies or such locations for receiving notices through Securities Companies and the Center in accordance with relevant provisions stipulated by the Center. The same shall apply in cases of any change or cancellation thereof.

Article 9 (Method of Confirmation through the Center)

If notification from a shareholder to the Company is filed through Securities Companies and the Center, it shall be deemed to have been made by the shareholder himself/herself.

Chapter 3 Identification of Shareholders

Article 10 (Identification of Shareholders)

1.

When a shareholder (including a shareholder with respect to whom an Individual Shareholder Notice has been provided) makes a request or exercises any other right of shareholders (hereinafter referred to as “Request(s)”), such shareholder shall attach or provide a document certifying that such Request has been made by himself/herself (hereinafter referred to as “Evidence Material”), except where the Company can confirm that such Request has been made by such shareholder himself/herself.

2.

If a Request to the Company from a shareholder is made through Securities Companies and the Center, the same shall be deemed to have been made by such shareholder himself/herself and no Evidence Material shall be required.

3.

If a Request is made by a proxy, a power of attorney affixed with the signature or name and seal of the shareholder shall be attached in addition to the procedures set forth in the preceding two (2) paragraphs. The name and address of the mandatary shall be stated in the power of attorney.

4.	The provisions of Paragraphs 1 and 2 shall apply mutatis mutandis to the proxy.

Chapter 4 Procedures for Exercise of Rights of Shareholders

Article 11 (Rights of Minority Shareholders, Etc.)

When exercising any right of minority shareholders, etc., provided for under Article 147, Paragraph 4 of the Book-Entry Transfer Act directly with respect to the Company, a shareholder shall do so in writing affixed with his/her signature or name and seal after applying for an Individual Shareholder Notice.

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Article 12 (Method to Request for Purchase of Shares Less than One Unit)

Any request for purchase of shares less than one unit shall be made through Securities Companies and the Center in accordance with relevant provisions stipulated by the Center.

Article 13 (Determination of Purchase Price)

1.

The purchase price per share for which such purchase request has been made under the preceding Article shall be the closing price in a market established by the Tokyo Stock Exchange on the day on which the purchase request arrives at the handling office of the administrator of shareholder registry; provided that, if no transaction is made on such day or it falls on a holiday of the Stock Exchange, the purchase price per share shall be the price at which the first transaction is executed thereafter.

2.	The purchase price shall be the amount obtained by multiplying the number of shares requested for purchase by the purchase price per share set forth in the preceding paragraph.

Article 14 (Payment of Purchase Price)

1.

Unless otherwise provided for by the Company separately, the Company shall pay an amount equal to the purchase price calculated under the preceding paragraph less handling charges prescribed under Article 17 on the fourth business day reckoned from the day following the date on which the purchase price per share was determined in accordance with relevant provisions stipulated by the Center; provided that, if the purchase price is a cum-rights price including rights on dividends of surplus or share splits, etc., then payment shall be made no later than the record date therefor.

2.	The party which has made the request for purchase may request that payment of the purchase price be made either by transfer to the bank account designated by it or in cash via Japan Post Bank.

Article 15 (Transfer of Purchased Shares)

Shares less than one unit for which a purchase request is received shall be transferred to the Company’s book-entry transfer account on the date of payment of the purchase price or completion of the payment procedure under the preceding Article.

Chapter 5 Special Provisions for Special Accounts

Article 16 (Provisions for Special Accounts)

Identification of any shareholder for whom a special account is opened and other handling of such special account shall be governed by relevant provisions stipulated by the account management institution for such special account as well as by relevant provisions stipulated by the Center.

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Chapter 6 Handling Charges

Article 17 (Handling Charges)

As for handling charges associated with the request for purchase of shares less than one unit provided for under Article 12, an amount per unit shall be calculated using the following formula and the amount of handling charges shall be determined on a pro rata basis based on the number of shares less than one unit so purchased:

(Formula) Of the total amount calculated by multiplying the number of shares per unit by the purchase price per share stipulated under Article 13,

For 1 million yen or less:	1.150%

For any amount exceeding 1 million yen up to 5 million yen:	0.900%
For any amount exceeding 5 million yen up to 10 million yen:	0.700%
For any amount exceeding 10 million yen up to 30 million yen:	0.575%
For any amount exceeding 30 million yen up to 50 million yen:	0.375%

(Any fraction of less than one yen shall be discarded.);

Provided that, if the amount per unit so calculated is less than 2,500 yen, the handling charges shall be 2,500 yen.

Chapter 7 Request for General Shareholders Notice, Etc.

Article 18 (Request for General Shareholders Notice, Etc., by the Company)

The Company may request the Center to provide a general shareholders notice provided for under Article 151, Paragraph 8 of the Book-Entry Transfer Act in the following cases as well as when there is a legitimate reason:

(1)

The Company deems it necessary to give notice to shareholders, etc., (including any person who may substantially exercise a voting right and other rights of shareholders and other relevant parties; the same shall apply hereafter) in accordance with laws and regulations, rules of a financial instruments exchange, the Articles of Incorporation and other regulations (hereinafter referred to as “Laws”);

(2)

The Company deems it necessary to disclose, or provide to a government office or a security exchange (financial instruments exchange), information regarding its shareholders in accordance with the Laws;

(3)	The Company intends to implement a shareholders’ special benefit program or perform any other act for the common interest of holders of book-entry shares;

(4)	The Company deems it necessary to avoid delisting, cancellation of license, or any other event that is likely to cause damage to the Company or shareholders;

(5)	The Company deems it necessary to confirm information on shareholders to ensure smooth communication with shareholders and smooth implementation of other IR activities;

(6)	Possible exercise of a right of minority shareholders, etc., is perceived, and the Company deems it necessary to confirm information on shareholders, etc.

(7)

The Company deems it necessary to confirm information on shareholders, etc., in relation to submission or non-submission of a statement of large-volume holdings stipulated under Article 27-23 of the Financial Instruments and Exchange Act (including any statement of changes stipulated under Article 27-25 of the same Act; hereinafter referred to as “Statement of Large-Volume Holdings”), a tender offer statement stipulated under Article 27-3 of the same Act (including any amended statement

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stipulated under Article 27-8 of the same Act; hereinafter referred to as “Tender Offer Statement”) or a report stipulated under Article 163 of the same Act (hereinafter referred to as “Report on Purchase and Sales”), or any other procedure or act performed in accordance with the Laws; and

(8)	Any other case equivalent to (1) through (7) above.

Article 19 (Exercise of Rights for Information Provision by the Company)

The Company may request Securities Companies and the Center to provide information as provided for in Article 277 of the Book-Entry Transfer Act in the following cases as well as when there is a legitimate reason:

(1)	The Company has obtained consent of shareholders;

(2)	The Company needs such information to confirm that a person who claims to be a shareholder is really a shareholder;

(3)

The Company deems it necessary to confirm that a shareholder satisfies the requirements for exercising rights of shareholders in relation to request for purchase of shares based on Articles 116, 469, 785, 797 and 806 of the Companies Act, delivery of proceeds from treatment of fractional shares based on Article 234 of the same Act, dividends of surplus based on Article 453 of the same Act, opposition to small-scale reorganization based on Article 796, Paragraph 4 of the same Act, a shareholders’ derivative suit based on Article 847 of the same Act and so on;

(4)

The Company deems it necessary to disclose, or provide to a government office or a security exchange (financial instruments exchange), information regarding its shareholders in accordance with the Laws;

(5)	The Company deems it necessary to avoid delisting, cancellation of license, or any other event that is likely to cause damage to the Company or shareholders;

(6)	The Company deems it necessary to confirm information on shareholders to ensure smooth communication with shareholders and smooth implementation of other IR activities;

(7)	Possible exercise of a right of minority shareholders, etc., is perceived, and the Company deems it necessary to confirm information on shareholders, etc.

(8)

The Company deems it necessary to confirm information on shareholders, etc., in relation to submission or non-submission of a Statement of Large-Volume Holdings, a Tender Offer Statement or Report on Purchase and Sales, or any other procedure or act performed in accordance with the Laws; and

(9)	Any other case equivalent to (1) through (8) above.

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Supplementary Provisions

Article 1	Revision of these Regulations shall be made by a resolution of the Board of Directors.

Article 2	These Regulations shall come into force as of April 1, 2021.

Enacted: April 1, 2021

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